Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-60735, 333-16293, 333-62803, 333-27663, 333-40610, 333-66466, 333-97449 and 333-117554) pertaining to the Cohu, Inc. 1994, 1996 and 1998 Stock Option Plans, 1996 Outside Directors Stock Option Plan and 1997 Employee Stock Purchase Plan of Cohu, Inc. of our reports dated February 16, 2006, with respect to the consolidated financial statements and schedule of Cohu, Inc., Cohu, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cohu, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

San Diego, California
February 21, 2006